Exhibit H

STATE OF ISRAEL
MINISTRY OF FINANCE

OFFICE OF THE LEGAL ADVISOR

State of Israel

Ministry of Finance

Jerusalem, Israel

January 17, 2018

Re:	Registration Statement of

the State of Israel on Schedule B

Registration Statement No. 333-184134

Ladies and Gentlemen:

I, the Legal Advisor to the Ministry of Finance of the State of Israel (“Israel”), have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated January 6, 2016 (the “Prospectus”), the Prospectus Supplement dated January 10, 2018 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated as of February 24, 2004 and as amended by Amendment No. 2 to the Fiscal Agency Agreement dated as of January 5, 2016 (as so amended, the “Fiscal Agency Agreement”), between Israel and Citibank, N.A., as the fiscal agent, and the Underwriting Agreement dated January 10, 2018 (the “Underwriting Agreement” and, together with the Fiscal Agency Agreement, the “Agreements”) by and among Israel and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC (collectively, the “Underwriters”), pursuant to which Israel has issued and offered for sale U.S.$1,000,000,000 aggregate principal amount of Israel’s 3.250% bonds due 2028 (the “2028 Bonds”) and U.S.$1,000,000,000 aggregate principal amount of Israel’s 4.125% bonds due 2048 (the “2048 Bonds” and, together with the 2028 Bonds, the “Offered Securities”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

The issuance of the Offered Securities has been authorized pursuant to the State Property Law of Israel.

It is my opinion that when the Offered Securities have been duly authorized, executed and delivered by Israel, authenticated in accordance with the Agreements and delivered to and paid for by the Underwriters as contemplated by the Registration Statement and the Agreements, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

It is also my opinion that the principal anticipated Israeli tax consequences of the purchase, ownership and disposition of the Offered Securities are as set forth in that section of the Prospectus Supplement entitled “Taxation – Israeli Taxation”.

I consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2016, and to the use of my name and title under the headings “Validity of the Bonds” in the Prospectus Supplement and “Validity of the Debt Securities” in the Prospectus. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder. I also consent to the reliance on this opinion by Arnold & Porter Kaye Scholer LLP as to any matter relating to the laws of Israel, in connection with any opinion required to be filed with or delivered to the SEC.

Very truly yours,

/s/ Asi Messing

Asi Messing
The Legal Advisor
Ministry of Finance